SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.______)*


                    US Leather
             -----------------------------------------------------
                                (Name of Issuer)

                    Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                    912134103
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 912134103               13G                    Page 2 of 4 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Northeast Investors Trust
       04-6012886

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Boston, MA


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,007,308
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,007,308
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    1,007,308
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    10.1%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

                    IV


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                   Page 3 of 4 Pages





Item 1.     (a)  US Leather Inc.

            (b)  1403 West Bruce Street, Milwaukee, WI 53204

Item 2.     (a)  Northeast Investors Trust

            (b)  50 Congress Street, Boston, MA 02109-4096

            (c)  Massachusetts

            (d)  Common Stock

            (e)  912134103

Item 3.     (d)   [X]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,


Item 4.   (a) 1,007,308


          (b)  10.1%


          (c)  (i)   1,007,308


               (ii)   -0-


               (iii) 1,007,308


               (iv)  -0-


         (d) -0-

Item 5.    N/A

Item 6.    N/A

Item 7.    N/A

Item 8.    N/A

Item 9.    N/A

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                                       Page 4 of 4 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1999


----------------------------------
                      (Signature)*

Robert B. Minturn, Jr.  Trustee
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).